UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

NEXITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51273	63-0523669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Blue Lake Drive, Suite 330 Birmingham, Alabama	35243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 298-6391

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) On December 29, 2006, Nexity Financial Corporation (the “Corporation”) entered into Salary Continuation Agreements (each an “Agreement”, and together the “Agreements”) with each of Kenneth T. Vassey, Executive Vice President and Senior Lending Officer, and Cindy W. Russo, Executive Vice President – Operations (each an “Executive”, and together the “Executives”). The Salary Continuation Agreements provide a fixed annual benefit ($110,000 for Mr. Vassey and $75,000 for Ms. Russo) payable in equal monthly installments for 15 years commencing on the first day of the month following the later of the Executive’s 65th birthday or separation from service from the Corporation.

In the event of an Executive’s voluntary or involuntary separation of service from the Corporation prior to reaching age 65, the Agreements provide the Executive with a lump sum benefit payable within 60 days following the Executive’s separation from service in an amount equal to the Executive’s vested percentage times the liability accrued by the Corporation under Generally Accepted Accounting Principles (“GAAP”) to reflect the Corporation’s obligation to the Executive under the agreement. The Executive will vest in 10% increments at the end of each year. If the Executive is 100% vested at the time of separation from service, the Corporation will distribute the benefit in equal monthly installments over 15 years, commencing on the first day of the month after the Executive reaches age 65.

In the event of a Change in Control, the Agreements provide the Executive with an annual benefit equal to 100% of the Executive’s then current compensation (not to exceed $110,000 for Mr. Vassey and $75,000 for Ms. Russo) payable in equal monthly installments over 15 years commencing on the first day of the month after the Executive reaches age 65. The Agreements define Change in Control as a change in the ownership of the Corporation, a change in effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation as provided under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Internal Revenue Service guidance, including any Treasury regulations issued in connection with Section 409A of the Code.

In the event of an Executive’s Disability prior to age 65, the Agreements provide the Executive with an annual benefit equal to 100% of the Executive’s then current compensation (not to exceed $110,000 for Mr. Vassey and $75,000 for Ms. Russo) payable in equal monthly installments over 15 years commencing on the first day of the month after the Executive reaches age 65. Under the Agreements, an Executive will be considered to have a Disability if the Executive is determined to be totally or permanently disabled by the Social Security Administration or becomes eligible to receive a disability benefit under the group long-term disability plan sponsored by the Corporation.

In the event of an Executive’s death while in active service with the Corporation, the Agreements provide the Executive with a lump sum benefit payable within 60 days following the Corporation’s receipt of the Executive’s death certificate in an amount equal to 100% times the liability accrued by the Corporation under GAAP to reflect the Corporation’s obligation to the Executive under the Agreement. If the Executive dies after benefit distributions have commenced under the Agreement but before receiving all such distributions, the Corporation will distribute the remaining benefits to the beneficiary at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived. If an Executive dies after a separation of service with the Corporation but before receiving benefits under the Agreement, the Corporation will distribute to the beneficiary the same benefit payments that the Executive was entitled to receive commencing on the first day of the month following the date of the Executive’s death.

The Corporation is not required to pay any benefit under the Agreements if an Executive is terminated by the Corporation for Cause. The Agreements define Cause to mean (i) in the

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event there is a written employment agreement in effect between the Corporation and the Executive that defines “cause” (or a term of similar import), “cause” as defined in such agreement, (ii) gross negligence or gross neglect of duties, (iii) commission of a felony or of a gross misdemeanor involving moral turpitude, (iv) fraud or willful violation of any law or significant Corporation policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Corporation, or (v) issuance of an order for removal of the Executive by the Corporation’s banking regulators.

The Corporation is also obligated in the Agreements to make a “gross-up” payment to cover any excise tax obligations under Section 280G of the Code for excess parachute payments that arise as a result of the payments or benefits received or to be received by the Executive in connection with a Change in Control of the Corporation or the Executive’s separation from service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation). This gross-up payment includes an amount to cover the excise tax that will apply to the excess parachute payments, as well as the income and excise taxes that apply to the payment of the initial amount.

The summary of the Agreements described above is qualified in its entirety by reference to the form of the Agreements attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Salary Continuation Agreement, dated December 29, 2006, by and between the Corporation and Kenneth T. Vassey.

10.2	Salary Continuation Agreement, dated December 29, 2006, by and between the Corporation and Cindy W. Russo.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: December 29, 2006

NEXITY FINANCIAL CORPORATION

/s/ John J. Moran
By:	John J. Moran
Its:	Executive Vice President and
Chief Financial Officer

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